Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (the “Agreement”) is made by and between WINTRUST FINANCIAL CORPORATION (“Wintrust”), a bank holding company, and Timothy S. Crane, an individual resident in the State of Illinois (“Executive”), as of January 26, 2023.

WITNESSETH THAT:

WHEREAS, Wintrust and Executive are parties to an Employment Agreement, by and between Wintrust and Executive, as of August 11, 2008 and amended as of January 1, 2009 (the “Prior Agreement”);

WHEREAS, Wintrust is a bank holding company;

WHEREAS, Executive has particular expertise and knowledge concerning the business of Wintrust and its operations and has been a valued member of Wintrust’s senior management;

WHEREAS, by virtue of Executive’s employment with Wintrust, Executive has become acquainted with certain confidential information regarding the services, customers, methods of doing business, strategic plans, marketing, and other aspects of the business of Wintrust or its Affiliates;

WHEREAS, the Board of Directors of Wintrust (the “Board”) has determined it to be in the best interests of Wintrust for Executive to be promoted to the position of President and Chief Executive Officer of Wintrust;

WHEREAS, Wintrust and Executive desire to enter into this Agreement for the purpose of setting forth the terms and conditions applicable to Executive’s employment effective as of May 1, 2023 (the “Effective Date”) and this Agreement is intended by the parties to supersede all previous agreements and understanding, whether written or oral, concerning such employment (including the Prior Agreement).

NOW THEREFORE, in consideration of the covenants and agreements contained herein, of Executive’s employment, of the compensation to be paid by Wintrust for Executive’s services, and of Wintrust’s other undertakings in this Agreement, the parties hereto do hereby agree as follows:

1.             Scope of Employment. Executive will be employed as President and Chief Executive Officer of Wintrust and shall perform such duties as may be assigned to Executive by the Board in its discretion. Executive agrees that during Executive’s employment Executive will be subject to and abide by the written policies and practices of Wintrust. Executive also agrees to assume such new or additional positions and responsibilities as Executive may from time to time be assigned for or on behalf of Wintrust or any Affiliate. Notwithstanding the foregoing, during the Term (as defined in Section 8 herein) of this Agreement, Executive will not be required, without Executive’s consent, to move Executive’s principal business location to another location more than a 35-mile radius from Executive’s principal business location. For purposes of this Agreement, the term “Affiliate” shall include but not be limited to the entities listed in Exhibit A to this Agreement and any subsidiary of any of such entities and shall further include any present or future affiliate of any of them as defined by the rules and regulations of the Federal Reserve Board. In the event Executive performs services for any Affiliate in addition to serving as President and Chief Executive Officer of Wintrust, the provisions of this Agreement shall also apply to the performance of such services by Executive on behalf of any Affiliate.

2.             Compensation and Benefits. Executive will be paid such base salary as may from time to time be agreed upon between Executive and Wintrust. Executive will be entitled to coverage under such compensation plans, insurance plans and other fringe benefit plans and programs as may from time to time be established for employees of Wintrust and its Affiliates in accordance with the terms and conditions of such plans and programs. Executive shall also be eligible to participate in the Wintrust Financial Corporation 2022 Stock Incentive Plan or any successor plan thereto.

3.             Extent of Service. Executive shall devote Executive’s entire time, attention and energies to the business of Wintrust during the Term, but this shall not be construed as preventing Executive from: (a) investing Executive’s personal assets in such form or manner as will not require any services on the part of Executive in the operation or the affairs of the corporations, partnerships and other entities in which such investments are made and in which Executive’s participation is solely that of an investor (subject to any and all rules and regulations of applicable banking regulators or policies of Wintrust governing transactions with affiliates and ownership interests in customers); (b) engaging (whether or not during normal business hours) in any other business, professional or civic activities, provided that the Board approves of such activities and Executive’s engagement does not result in a violation of Executive’s covenants under this Section or Sections 4 or 5 hereof; or (c) accepting appointments to the boards of directors of other companies, provided that the Board approves of such appointments and Executive’s performance of Executive’s duties on such boards does not result in a violation of Executive’s covenants under this Section or Sections 4 or 5 hereof.

4.             Non-Competition. Other than in connection with Executive’s performance of Executive’s duties hereunder, during the period in which Executive performs services for Wintrust and for a period of two years after termination of Executive’s employment with Wintrust, regardless of the reason, Executive shall not compete with Wintrust or its Affiliates, directly or indirectly, either alone or in conjunction with any other person, firm, association, company or corporation, by engaging in activities including but not limited to:

(a)           serving as an owner, principal, senior manager, or in a position comparable to that held by Executive at any time during Executive’s employment with Wintrust, for a bank or other financial institution (or any branch or affiliate thereof) which offers to its customers any of the services provided by Wintrust or its Affiliates and which operates in the Market Area;

(b)           soliciting or conducting business which involves any of the services provided by Wintrust or its Affiliates from or with any person, corporation or other entity which was (i) a customer of Wintrust or any Affiliate with whom Executive had direct or indirect contact while employed by Wintrust or about whom Executive obtained Confidential Information during the fifteen months prior to the termination of Executive’s employment with Wintrust, or (ii) a potential customer with whom Wintrust or any Affiliate has, at the time of Executive’s termination of employment with Wintrust, an outstanding oral or written proposal to provide any of the services provided by Wintrust or its Affiliates and with whom Executive had direct or indirect contact while employed by Wintrust;

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(c)           requesting, advising or directly or indirectly inviting any of the existing customers, suppliers or service providers of Wintrust or any Affiliate to withdraw, curtail or cancel its business with Wintrust or any Affiliate, other than through mass mailings or general advertisements not specifically directed at customers of Wintrust or any Affiliate;

(d)           hiring, soliciting, inducing or attempting to solicit or induce any employee, consultant, or agent of Wintrust or any Affiliate (i) to terminate his employment or association with Wintrust or any Affiliate or (ii) to become employed by or serve in any capacity by a bank or other financial institution which operates or is planned to operate in the Market Area; or

(e)            in any way participating in planning or opening a bank or other financial institution which operates or is intended to operate in the Market Area.

For the purposes of this Agreement, the “Market Area” of Wintrust or of an Affiliate shall be the area within a 10-mile radius of the principal office and branches of Wintrust or of any Affiliate.

Notwithstanding the foregoing, Executive shall not be prevented from: (i) investing or owning shares of stock of any corporation engaged in any business, provided that such shares are regularly traded on a national securities exchange or any over-the-counter market; (ii) retaining any shares of stock in any corporation which Executive owned prior to the date of Executive’s employment with Wintrust (subject to any and all rules and regulations of applicable banking regulators or policies of Wintrust governing transactions with affiliates and ownership interests in customers); or (iii) investing as a limited partner (without decision-making authority) in any private equity fund, provided that Executive’s involvement in such investment is solely that of a passive investor (subject to any and all rules and regulations of applicable banking regulators or policies of Wintrust governing transactions with affiliates and ownership interests in customers).

5.             Confidential Information.

(a)            General. Executive acknowledges that, during Executive’s employment with Wintrust, Executive has obtained and will obtain access to Confidential Information of and for Wintrust or its Affiliates. For purposes of this Agreement, “Confidential Information” shall mean information not generally known or available without restriction to the trade or industry, including, without limitation, the following categories of information and documentation: (a) documentation and information relating to lending customers of Wintrust or any Affiliate, including, but not limited to, lists of lending clients with their addresses and account numbers, credit analysis reports and other credit files, outstanding loan amounts, repayment dates and instructions, information regarding the use of the loan proceeds, and loan maturity and renewal dates; (b) documentation and information relating to depositors of Wintrust or any Affiliate, including, but not limited to, lists of depositors with their addresses and account numbers, amounts held on deposit, types of depository products used and the number of accounts per customer; (c) documentation and information relating to trust customers of Wintrust or any Affiliate, including, but not limited to, lists of trust customers with their addresses and account numbers, trust investment management contracts, identity of investment managers, trust corpus amounts, and grantor and beneficiary information; (d) documentation and information relating to investment management clients of Wintrust or any Affiliate, including, but not limited to, lists of investors with their addresses, account numbers and beneficiary information, investment management contracts, amount of assets held for management, and the nature of the investment products used; (e) the identity of actual or potential customers of Wintrust or any Affiliate, including lists of the same; (f) the identity of suppliers and service providers of Wintrust or any Affiliate, including lists of the same and the material terms of any supply or service contracts; (g) marketing materials and information regarding the products and services offered by Wintrust or any Affiliate and the nature and scope of use of such marketing materials and product information; (h) policy and procedure manuals and other materials used by Wintrust or any Affiliate in the training and development of its employees; (i) identity and contents of all computer systems, programs and software utilized by Wintrust or any Affiliate to conduct its operations and manuals or other instructions for their use; (j) minutes or other summaries of Board or other department or committee meetings held by Wintrust or any Affiliate; (k) the business and strategic growth plans of Wintrust or any Affiliate; and (l) confidential communication materials provided for shareholders of Wintrust or any Affiliate. Absent prior authorization by Wintrust, as required in Executive’s duties for Wintrust or as expressly contemplated by Section 5(b), Executive will not at any time, directly or indirectly, use, permit the use of, disclose or permit the disclosure to any third party of any such Confidential Information to which Executive will be provided access. These obligations apply both during Executive’s employment with Wintrust and shall continue beyond the termination of Executive’s employment and this Agreement.

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(b)           Protected Rights. Notwithstanding the foregoing, nothing in this Agreement or otherwise will prohibit or restrict Executive from responding to any inquiry, or otherwise communicating with, any federal, state or local administrative or regulatory agency or authority or participating in an investigation conducted by any governmental agency or authority. Executive cannot be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (2) solely for the purpose of reporting or investigating a suspected violation of law; or that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. As a result, Wintrust and Executive shall have the right to disclose trade secrets in confidence to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. Each of Wintrust and Executive also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with that right or to create liability for disclosures of trade secrets that are expressly allowed by the foregoing.

6.             Inventions. All discoveries, designs, improvements, ideas, and inventions, whether patentable or not, relating to (or suggested by or resulting from) products, services, or other technology of Wintrust or any Affiliate or relating to (or suggested by or resulting from) methods or processes used or usable in connection with the business of Wintrust or any Affiliate that may be conceived, developed, or made by Executive during employment with Wintrust (hereinafter “Inventions”), either solely or jointly with others, shall automatically become the sole property of Wintrust or an Affiliate. Executive shall immediately disclose to Wintrust all such Inventions and shall, without additional compensation, execute all assignments and other documents deemed necessary to perfect the property rights of Wintrust or any Affiliate therein. These obligations shall continue beyond the termination of Executive’s employment with respect to Inventions conceived, developed, or made by Executive during employment with Wintrust. The provisions of this Section 6 shall not apply to any Invention for which no equipment, supplies, facility, or trade secret information of Wintrust or any Affiliate is used by Executive and which is developed entirely on Executive’s own time, unless (a) such Invention relates (i) to the business of Wintrust or an Affiliate or (ii) to the actual or demonstrably anticipated research or development of Wintrust or an Affiliate, or (b) such Invention results from work performed by Executive for Wintrust.

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7.             Remedies. Executive acknowledges that compliance with the terms of this Agreement is necessary to protect the Confidential Information and goodwill of Wintrust and its Affiliates and that any breach by Executive of this Agreement will cause continuing and irreparable injury to Wintrust and its Affiliates for which money damages would not be an adequate remedy. Executive acknowledges that all Affiliates are and are intended to be third party beneficiaries of this Agreement. Executive acknowledges that Wintrust and any Affiliate shall, in addition to any other rights or remedies they may have, be entitled to injunctive relief for any breach by Executive of any part of this Agreement. This Agreement shall not in any way limit the remedies in law or equity otherwise available to Wintrust and its Affiliates.

8.             Term of Agreement. Unless terminated sooner as provided in Section 9, the initial term of Executive’s employment pursuant to this Agreement (“Initial Term”) shall be three years, commencing on the Effective Date. After the Initial Term, this Agreement shall be extended automatically for successive one-year terms, unless either Executive or Wintrust gives contrary written notice not less than 60 days in advance of the expiration of the Initial Term or any succeeding term of this Agreement or unless terminated sooner as provided in Section 9. Notwithstanding the foregoing, if at any time during the Initial Term or any successive one-year term there is a Change in Control (as defined below), then upon the first occurrence of such a Change in Control, the Initial Term or the successive one-year term of this Agreement (whichever is in effect as of the date of the Change in Control) shall automatically extend for the greater of: (a) the amount of time remaining on the Initial Term if such first occurrence of a Change in Control occurs during the Initial Term, or (b) two years from the date of such first occurrence of a Change in Control. In the event that the Initial Term or any successive one-year term is extended due to such a Change in Control, such extension shall further be extended automatically for successive one-year terms unless either Executive or Wintrust gives contrary written notice not less than 60 days in advance of the expiration of the extension of this Agreement or unless terminated sooner as provided in Section 9. The Initial Term, together with any extension thereof in accordance with this Section 8, shall be referred to herein as the “Term.”

9.             Termination of Employment.

(a)            General Provisions. Executive’s employment may be terminated by Wintrust at any time for any reason, with or without cause, and, except as otherwise provided in this Section 9, any and all of Wintrust’s obligations under this Agreement shall terminate, other than Wintrust’s obligation to pay Executive, within 30 days of Executive’s termination of employment, the full amount of any earned but unpaid base salary and accrued but unpaid vacation pay earned by Executive pursuant to this Agreement through and including the date of termination and to observe the terms and conditions of any plan or benefit arrangement which, by its terms, survives such termination of Executive’s employment. The payments to be made under this Section 9(a) shall be made to Executive, or in the event of Executive’s death, to such beneficiary as Executive may designate in writing to Wintrust for that purpose, or if Executive has not so designated, then to the spouse of Executive, or if none is surviving, then to the estate of Executive. Notwithstanding the foregoing, termination of employment shall not affect the obligations of Executive that, pursuant to the express provisions of this Agreement, continue in effect.

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(b)           Termination Due to Death.

(i)             Payment. If Executive should die during the Term, which event shall result in the termination of Executive’s employment, Wintrust shall pay Executive an amount equal to three times (3x) the sum of (A) Executive’s base annual salary in effect at the time of Executive’s death plus (B) an amount equal to Executive’s Target Cash Bonus for the year in which Executive’s death occurs and Executive’s Target Stock Bonus for the year in which Executive’s death occurs, in a lump sum within 30 days following the date of Executive’s death.

(ii)            Reduction of Payment Due To Life Insurance Benefits. The amount to be paid to Executive pursuant to this Section 9(b) shall be reduced by the amount of any life insurance benefit payments paid or payable to Executive from policies of insurance maintained and/or paid for by Wintrust; provided that in the event the life insurance benefits exceed the amount to be paid to Executive pursuant to this Section 9(b), Executive shall remain entitled to receive the excess life insurance payments. Executive will cooperate with Wintrust in order to enable Wintrust to pay for a policy or policies of life insurance on the life of Executive.

(iii)           Beneficiary. The payments to be made under this Section 9(b) shall be made to such beneficiary as Executive may designate in writing to Wintrust for this purpose, or if Executive has not so designated, then to the spouse of Executive, or if none is surviving, then to the estate of Executive.

(c)            Termination Due to Permanent Disability.

(i)             Payment. If Executive should suffer a Permanent Disability (as defined below) during the Term, Wintrust shall have the right to terminate Executive’s employment. In such event, Wintrust shall pay Executive an amount equal to three times (3x) the sum of (A) Executive’s base annual salary in effect at the time of Executive’s permanent disability plus (B) an amount equal to Executive’s Target Cash Bonus for the year in which Executive’s permanent disability occurs and Executive’s Target Stock Bonus for the year in which Executive’s permanent disability occurs. Such amount shall be paid to Executive ratably over a 36-month period beginning on the first payroll period following such termination and on each payroll period thereafter during the 36-month period.

(ii)            Reduction of Payment Due To Long Term Disability Insurance Benefits. The amount to be paid to Executive pursuant to this Section 9(c) shall be reduced by the amount of any long-term disability benefit payments paid or payable to Executive during such payment period from policies of insurance maintained and/or paid for by Wintrust; provided that in the event the long-term disability benefits exceed the amount to be paid to Executive pursuant to this Section 9(c), Executive shall remain entitled to receive the excess long-term disability insurance payments.

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(iii)             Reduction of Payment Due To Earned Income. The amount to be paid to Executive pursuant to this Section 9(c) shall also be reduced by any income earned by Executive during the 36-month period following the Executive’s termination of employment, whether paid to Executive immediately or deferred until a later date, from employment of any sort, including without limitation full, part time or temporary employment or work as an independent contractor or as a consultant; provided that, if Executive was a member of the board of directors of another company at the time of Executive’s termination, the amount to be paid to Executive pursuant to this Section 9(c) shall not be reduced by any income earned by Executive during such 36-month period due to Executive’s continued service in such capacity. Notwithstanding the foregoing, the amount to be paid to Executive pursuant to this Section 9(c) shall be not less than an amount to provide Executive with a gross monthly payment of $8,333.34 during the 36-month period following Executive’s termination due to Permanent Disability. Executive agrees to promptly notify Wintrust if Executive obtains employment of any sort during the 36-month post-termination period and to provide Wintrust with a copy of any W-2 or 1099 forms or other payroll or income records and a summary of contributions received under any deferred compensation arrangement.

(iv)          Continued Participation In Benefit Plans. In the event of termination due to a Permanent Disability, Executive’s or Executive’s dependents’ participation in any medical, health, accident, disability, death, life insurance or similar plan in which Executive was participating immediately prior to termination shall continue (to the extent Executive and Executive’s dependents are eligible to participate in such plans pursuant to the terms of such plans) for the period in which payments are being made under this Section 9(c) at Wintrust’s expense (subject to any normal employee contributions, if any), although any continuation of health coverage shall count toward the “COBRA” continuation of coverage period.

(d)           Termination Without Cause or Constructive Termination.

(i)            Payment. In the event Executive’s employment is terminated without Cause by Wintrust or Executive suffers a Constructive Termination (each, as defined below), in each case during the Term, other than upon the expiration of the Term, Wintrust shall pay to Executive the amount equal to three times (3x) the sum of (A) Executive’s base annual salary in effect at the time of Executive’s termination plus (B) an amount equal to Executive’s Target Cash Bonus for the year in which the termination occurs and Executive’s Target Stock Bonus for the year in which the termination occurs (collectively, the “Termination Severance Pay”). The Termination Severance Pay shall be paid ratably over a 36-month period beginning on the first payroll period following such termination (the “Severance Period”) and on each payroll period thereafter during the Severance Period.

(ii)           Reduction of Payment Due To Earned Income. The Termination Severance Pay shall also be reduced by any income earned by Executive during the Severance Period, whether paid to Executive immediately or deferred until a later date, from employment of any sort, including without limitation full, part time or temporary employment or work as an independent contractor or as a consultant; provided that, if Executive was a member of the board of directors of another company at the time of Executive’s termination, the Termination Severance Pay shall not be reduced by any income earned by Executive during the Severance Period due to Executive’s continued service in such capacity. Notwithstanding the foregoing, the Termination Severance Pay shall not be less than an amount to provide Executive with a gross monthly payment of $8,333.34 during the Severance Period. Executive agrees to promptly notify Wintrust if Executive obtains employment of any sort during the Severance Period and to provide Wintrust with a copy of any W-2 or 1099 forms or other payroll or income records and a summary of any contributions received under any deferred compensation arrangement.

(iii)          Company-Paid Health Insurance. In the event of Executive’s termination pursuant to this Section 9(d), from the termination date through the earliest of (A) the date on which Executive becomes eligible for coverage under another group health insurance plan with no pre-existing condition limitation or exclusion, or (B) the date on which Executive becomes entitled to benefits under Medicare, Executive (and any qualified dependents) shall be entitled to group health insurance coverage. Such coverage shall be provided, at the option of Wintrust, either (x) under the Wintrust group health insurance plan for employees (as such plan is then in effect and as it may be amended at any time and from time to time during the period of coverage) in which Executive was participating immediately prior to termination, at Wintrust’s expense, subject to any normal employee contributions, if any; or (y) under an individual health insurance policy having coverage similar to that provided by the Wintrust group health insurance plan for employees (as such plan is then in effect and as it may be amended at any time and from time to time during the period of coverage), at Wintrust’s expense. The period during which Executive is being provided with health insurance under this Agreement shall be credited against Executive’s period of COBRA coverage, if any. Executive shall promptly notify Wintrust if, prior to the expiration of the maximum period of COBRA coverage, Executive becomes eligible for coverage under another group health plan with no pre-existing condition limitation or exclusion or Executive becomes entitled to benefits under Medicare.

(e)           Voluntary Termination. Executive may voluntarily terminate employment during the Term by a delivery to Wintrust of a written notice at least 60 days in advance of the termination date. If Executive voluntarily terminates employment prior to the expiration of the Term, any and all of Wintrust’s obligations under this Agreement shall terminate immediately, except for Wintrust’s obligations contained in Section 9(a) hereof. Notwithstanding the foregoing, termination of employment shall not affect the obligations of Executive that, pursuant to the express provisions of this Agreement, continue in effect.

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(f)             Termination For Cause. If Executive is terminated for Cause as determined by the written resolution of the Board or the Compensation Committee or any successor committee of the Board, all obligations of Wintrust shall terminate immediately, except for Wintrust’s obligations described in Section 9(a) hereof. Notwithstanding the foregoing, termination of employment shall not affect the obligations of Executive that, pursuant to the express provisions of this Agreement, continue in effect.

(g)            Termination Upon Change In Control.

(i)             Payment. In the event that within 18 months after a Change in Control: (A) Executive’s employment is terminated without Cause prior to the expiration of the Term or (B) Executive suffers a Constructive Termination prior to the expiration of the Term, Wintrust (or the successor thereto) shall pay to Executive the Termination Severance Pay within 30 days following the date of Executive’s termination or Constructive Termination; provided, however, that if such Change in Control is not a “change in control event,” within the meaning of Section 409A of the Code, then such Termination Severance Pay shall be paid at the same time and in the same form as set forth in Section 9(d)(i).

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(ii)            Company-Paid Health Insurance. In the event Executive becomes entitled to payments under this Section 9(g), from the termination date through the earliest of (A) the date on which Executive becomes eligible for coverage under another group health insurance plan with no pre-existing condition limitation or exclusion, or (B) the date on which Executive becomes entitled to benefits under Medicare, Executive (and any qualified dependents) shall be entitled to group health insurance coverage. Such coverage shall be provided, at the option of Wintrust, either (x) under the Wintrust group health insurance plan for employees (as such plan is then in effect and as it may be amended at any time and from time to time during the period of coverage) in which Executive was participating immediately prior to termination, at Wintrust’s expense, subject to any normal employee contributions, if any; or (y) under an individual health insurance policy having coverage similar to that provided by the Wintrust group health insurance plan for employees (as such plan is then in effect and as it may be amended at any time and from time to time during the period of coverage), at Wintrust’s expense. The period during which Executive is being provided with health insurance under this Agreement shall be credited against Executive’s period of COBRA coverage, if any. Executive shall promptly notify Wintrust if, prior to the expiration of the maximum period of COBRA coverage, Executive becomes eligible for coverage under another group health plan with no pre-existing condition limitation or exclusion or Executive becomes entitled to benefits under Medicare.

(h)           Definitions.

(i)            “Adjusted Total Compensation” means the aggregate base salary earned by Executive plus the dollar value of all perquisites (e.g., Wintrust-provided car, club dues and supplemental life insurance) as estimated by Wintrust in respect of Executive for the relevant 12-month period. Adjusted Total Compensation shall exclude any Cash Bonus, Stock Bonus, or other bonus payments paid or earned by Executive.

(ii)           “Cash Bonus” means any cash bonus amounts that are included in Executive’s annual bonus plan, as approved in writing by the Board or the Compensation Committee or any successor committee of the Board. Any cash bonuses that are not included in such annual bonus plan shall not be considered to be Cash Bonuses.

(iii)          “Cause” means Executive’s (i) failure or refusal, after written notice thereof and after reasonable opportunity to cure, to perform specific directives approved by a majority of the Board which are consistent with the scope and nature of Executive’s duties and responsibilities as provided in Section 1 of this Agreement; (ii) habitual drunkenness or illegal use of drugs which interferes with the performance of Executive’s duties and obligations under this Agreement; (iii) conviction of a felony; (iv) defalcation or acts of gross or willful misconduct resulting in or potentially resulting in economic loss to Wintrust or substantial damage to Wintrust’s reputation; (v) breach of Executive’s covenants contained in Sections 4 through 6 hereof; (vi) being required to be terminated from Executive’s position with Wintrust (or any Affiliate for which Executive is also providing services) pursuant to any written order from any regulatory agency or body; or (vii) engagement, during the performance of Executive’s duties hereunder, in acts or omissions constituting fraud, intentional breach of fiduciary obligation, intentional wrongdoing or malfeasance, or intentional and material violation of applicable banking laws, rules, or regulations.

(iv)          “Change in Control” means a “Change in Control” as defined in the Wintrust Financial Corporation 2022 Stock Incentive Plan.

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(v)           “Constructive Termination” means (A) a material reduction by Wintrust in the duties and responsibilities of Executive or (B) a reduction by Wintrust of Executive’s “Adjusted Total Compensation” to (1) less than seventy-five percent (75%) of the Adjusted Total Compensation of Executive for the 12-month period ending as of the last day of the month immediately preceding the month in which the Constructive Termination occurs; or (2) less than seventy-five percent (75%) of Executive’s Adjusted Total Compensation for the 12-month period ending as of the last day of the month preceding the Effective Date, whichever is greater; provided, however, that Executive will not be deemed to have incurred a reduction by Wintrust of Executive’s Adjusted Total Compensation if there is a general reduction in base salaries and/or perquisites applicable to the President, Chief Executive Officer and all Executive Vice Presidents of Wintrust; provided, further, that, within 18 months following a Change in Control, a Constructive Termination shall have the same meaning as set forth herein, with the following modifications: (x) a Constructive Termination shall be deemed to have occurred if after a Change in Control, Executive’s Adjusted Total Compensation is reduced to less than (1) 100% of the Adjusted Total Compensation of Executive for the 12-month period ending as of the last day of the month immediately preceding the month in which the Constructive Termination occurs or (2) 100% percent of Executive’s Adjusted Total Compensation for the 12-month period ending as of the last day of the month preceding the Effective Date, whichever is greater; (y) a Constructive Termination shall also be deemed to have occurred if after a Change in Control, Wintrust (or the successor thereto) delivers written notice to Executive that it will continue to employ Executive but will reject this Agreement (other than due to the expiration of the Term); and (z) the first proviso in the definition of Constructive Termination shall not be applicable to a Constructive Termination within 18 months following a Change in Control. Notwithstanding the foregoing, the occurrence of any such condition set forth in the preceding sentence shall not constitute Constructive Termination unless Executive provides notice to Wintrust of the existence of such condition not later than 90 days after the initial existence of such condition, Wintrust fails to remedy such condition within 30 days after receipt of such notice, and Executive actually resigns from employment with Wintrust within 30 days after the expiration of the 30-day remedy period without remedy. A Constructive Termination does not include termination for Cause, termination without Cause, or termination due to a Permanent Disability.

(vi)          “Permanent Disability” means any mental or physical illness, disability or incapacity that renders Executive unable to perform Executive’s duties hereunder where (x) such illness, disability or incapacity has been determined to exist by a physician selected by Wintrust or (y) Wintrust has reasonably determined, based on such physician’s advice, that such illness, disability or incapacity will continue for 180 days or more within any 365-day period, of which at least 90 days are consecutive. Executive shall cooperate in all respects with Wintrust if a question arises as to whether he has become disabled (including, without limitation, submitting to an examination by a physician or other health care specialist selected by Wintrust and authorizing such physician or other health care specialist to discuss Executive’s condition with Wintrust).

(vii)         “Stock Bonus” means any restricted shares that are included in Executive’s annual bonus plan, as approved in writing by the Board or the Compensation Committee or any successor committee of the Board. Any bonuses in the form of restricted shares that are not included in such annual bonus plan shall not be considered to be Stock Bonuses. The value of the Stock Bonuses shall be determined as of the date they are awarded or granted to Executive.

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(i)             Executive’s right to any amounts under Sections 9(c), 9(d) or 9(g) shall be contingent upon (i) Executive having executed and delivered to Wintrust a release in such form as provided by the Company not later than the date set forth in the release (but in no event more than 45 days after the date of termination) (the “Consideration Period”), (ii) Executive not revoking such release in accordance with the terms of the release and (ii) Executive not violating any of Executive’s on-going obligations under this Agreement; provided, however, that Wintrust has the discretion to pay to Executive such amounts prior to Wintrust’s receipt of the release and/or the expiration of the release revocation period; provided further that if Executive does not execute and deliver a release to Wintrust prior to the expiration of the Consideration Period or if Executive revokes the release in accordance with its terms, Executive shall pay to Wintrust within 10 days following the expiration of the Consideration Period or the date such release was revoked, a lump sum payment of all amounts under Sections 9(c), 9(d) or 9(g) received by Executive to date.

(j)             The payment of amounts under Sections 9(c), 9(d) or 9(g) to Executive shall be liquidated damages for and in full satisfaction of any and all claims Executive may have relating to or arising out of Executive’s employment and termination of employment by Wintrust, any and all claims Executive may have relating to or arising out of this Agreement and the termination thereof and any and all claims Executive may have arising under any statute, ordinance or regulation or under common law. Executive expressly acknowledges and agrees that, except for whatever claim Executive may have to amounts under Sections 9(c), 9(d) or 9(g), Executive shall not have any claim for damages or other relief of any sort relating to or arising out of Executive’s employment or termination of employment by Wintrust or relating to or arising out of this Agreement and the termination thereof.

(k)             Upon termination of employment with Wintrust for any reason, Executive shall promptly deliver to Wintrust all writings, records, data, memoranda, contracts, orders, sales literature, price lists, client lists, data processing materials, and other documents, whether or not obtained from Wintrust or any Affiliate, which pertain to or were used by Executive in connection with Executive’s employment by Wintrust or which pertain to any Affiliate, including, but not limited to, Confidential Information, as well as any automobiles, computers or other equipment which were purchased or leased by Wintrust for Executive.

(l)             Notwithstanding anything in this Agreement to the contrary, if any payment required to be paid under this Agreement, when considered either alone or with other payments paid or imputed to the Executive from Wintrust or an Affiliate that would be deemed “excess parachute payments” under Section 280G(b)(1) of the Code, is deemed by Wintrust to be a “parachute payment” under Section 280G(b)(2) of Code, then the amount of such “parachute payments” shall be automatically reduced to an amount equal to $1.00 less than three times (3x) the “base amount” (as defined in Section 280G(3) of the Code) (the “Reduced Amount”). Provided, however, the preceding sentence shall not apply if the sum of (A) the “parachute payments” less (B) the amount of excise tax payable by the Executive under Section 4999 of the Code with respect to amounts that would be deemed to be “excess parachute payments” under Section 280G(b)(1) of the Code, is greater than the Reduced Amount. The decision of Wintrust (based upon the recommendations of its tax counsel and accountants) as to the characterization of payments as parachute payments, the value of parachute payments, the amount of excess parachute payments, and the payment of the Reduced Amount shall be final. The reduction of parachute payments, if any, shall be made by reducing first any parachute payments that are exempt from Section 409A of the Code and then reducing any parachute payments subject to Section 409A of the Code in the reverse order in which such parachute payments would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time).

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10.           Resolution of Disputes. Except as otherwise provided herein, any disputes arising under or in connection with this Agreement or in any way arising out of, relating to or associated with Executive’s employment with Wintrust or the termination of such employment (“Claims”), that Executive may have against Wintrust or any Affiliate, or the officers, directors, employees or agents of Wintrust or any Affiliate in their capacity as such or otherwise, or that Wintrust, or any Affiliate may have against Executive, shall be resolved by binding arbitration, to be held in Chicago, Illinois, in accordance with the rules and procedures of the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (the “AAA”) and the parties hereby agree to expedite such arbitration proceedings to the extent permitted by the AAA. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The Claims covered by this Agreement include, but are not limited to: claims for wages or other compensation due; claims for breach of any contract or covenant, express or implied; tort claims; claims for discrimination, including but not limited to discrimination based on race, sex, sexual orientation, religion, national origin, age, marital status, handicap, disability or medical condition or harassment on any of the foregoing bases; claims for benefits, except as excluded in the following paragraph; and claims for violation of any federal, state or other governmental constitution, statute, ordinance, regulation, or public policy. The Claims covered by this Agreement do not include claims for workers’ compensation benefits or compensation; claims for unemployment compensation benefits; claims based upon an employee pension or benefit plan, the terms of which contain an arbitration or other non-judicial resolution procedure, in which case the provisions of such plan shall apply; and claims made by either Wintrust or Executive for injunctive and/or other equitable relief regarding the covenants set forth in Sections 3, 4, 5 and 6 of this Agreement. Each party shall initially bear their own costs of the arbitration or litigation, except that, if either party is found to have violated any material terms of this Agreement, such party shall reimburse the other party for the entire amount of reasonable attorneys’ fees incurred by the non-breaching party as a result of the dispute hereunder, in addition to the payment of any damages awarded to the non-breaching party.

11.           General Provisions.

(a)             All provisions of this Agreement are intended to be interpreted and construed in a manner to make such provisions valid, legal, and enforceable. To the extent that any Section of this Agreement or any word, phrase, clause, or sentence hereof is deemed by any court to be illegal or unenforceable, such word, clause, phrase, sentence, or Section shall be deemed modified, restricted, or omitted to the extent necessary to make this Agreement enforceable. Without limiting the generality of the foregoing, if the scope of any covenant in this Agreement is too broad to permit enforcement to its full extent, such covenant shall be enforced to the maximum extent provided by law, and Executive agrees that such scope may be judicially modified accordingly.

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(b)             This Agreement may be assigned by Wintrust. This Agreement and the covenants set forth herein shall inure to the benefit of and shall be binding upon the successors and assigns of Wintrust.

(c)            This Agreement may not be assigned, pledged or hypothecated by Executive, but shall be binding upon Executive’s executors, administrators, heirs, and legal representatives.

(d)             No waiver by either party of any breach by the other party of any of the obligations, covenants, or representations under this Agreement shall constitute a waiver of any prior or subsequent breach.

(e)           Where in this Agreement the masculine gender is used, it shall include the feminine if the sense so requires.

(f)            Wintrust may withhold from any payment that it is required to make under this Agreement amounts sufficient to satisfy applicable withholding requirements under any federal, state, or local law.

(g)           This instrument constitutes the entire agreement of the parties with respect to its subject matter. This Agreement may not be changed or amended orally but only by an agreement in writing, signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought. As of the Effective Date, any other understandings and agreements, oral or written, respecting the subject matter hereof (including the Prior Agreement) are hereby superseded and canceled. For the avoidance of doubt, the terms and conditions of Executive’s employment (including termination of his employment) shall be governed by the Prior Agreement prior to the Effective Date.

(h)           The provisions of Sections 4, 5, 6, 7, 9, 10, 11, and 12 of this Agreement shall survive the termination of Executive’s employment with Wintrust and the expiration or termination of this Agreement.

12.           Governing Law. The parties agree that this Agreement shall be construed and governed by the laws of the State of Illinois, excepting its conflict of laws principles. Further, the parties acknowledge and specifically agree to the jurisdiction of the courts of the State of Illinois in the event of any dispute regarding Sections 3, 4, 5, or 6 of this Agreement.

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13.           Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the Code, and shall be interpreted and construed consistently with such intent. The payments to Executive pursuant to this Agreement are also intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4), and for purposes of the separation pay exemption, each installment paid to Executive under this Agreement shall be considered a separate payment. In the event the terms of this Agreement would subject Executive to taxes or penalties under Section 409A of the Code (“409A Penalties”), Wintrust and Executive shall cooperate diligently to amend the terms of the Agreement to avoid such 409A Penalties, to the extent possible; provided that in no event shall Wintrust be responsible for any 409A Penalties that arise in connection with any amounts payable under this Agreement. To the extent any amounts under this Agreement are payable by reference to Executive’s “termination of employment” such term and similar terms shall be deemed to refer to Executive’s “separation from service,” within the meaning of Section 409A of the Code. Notwithstanding any other provision in this Agreement, if Executive is a “specified employee,” as defined in Section 409A of the Code, as of the date of Executive’s separation from service, then to the extent any amount payable under this Agreement (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (ii) is payable upon Executive’s separation from service and (iii) under the terms of this Agreement would be payable prior to the six-month anniversary of Executive’s separation from service, such payment shall be delayed until the earlier to occur of (a) the six-month anniversary of the separation from service or (b) the date of Executive’s death. Notwithstanding any other provision in this Agreement, to the extent any amount payable under this Agreement (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (ii) is payable upon Executive’s execution and non-revocation of the release contemplated by Section 9(i) and (iii) under the terms of this Agreement would be payable prior to the expiration of the Consideration Period and such Consideration Period overlaps two taxable years, such payment shall be delayed until the later of the two taxable years to the extent required to comply with Section 409A of the Code. Any reimbursement payable to Executive pursuant to this Agreement shall be conditioned on the submission by Executive of all expense reports reasonably required by Wintrust under any applicable expense reimbursement policy, and shall be paid to Executive within 30 days following receipt of such expense reports, but in no event later than the last day of the calendar year following the calendar year in which Executive incurred the reimbursable expense. Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year. The right to any reimbursement or in-kind benefit pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit.

14.             Notice of Termination. Subject to the provisions of Section 8, in the event that Wintrust desires to terminate the employment of Executive during the Term, Wintrust shall deliver to Executive a written notice of termination, stating whether the termination constitutes a termination in accordance with Section 9(c), 9(d), 9(f), or 9(g). In the event that Executive determines in good faith that Executive has experienced a Constructive Termination, Executive shall deliver to Wintrust a written notice stating the circumstances that constitute such Constructive Termination. In the event that Executive desires to effect a voluntary termination of Executive’s employment in accordance with Section 9(e), Executive shall deliver a written notice of such voluntary termination to Wintrust.

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date written opposite their signatures.

WINTRUST FINANCIAL CORPORATION

By:	/s/ David A. Dykstra	/s/ Timothy S. Crane

Name:	David A. Dykstra	Timothy S. Crane
Title:	Vice Chair & Chief Operating Officer

Dated: January 26, 2023		Dated: January 26, 2023

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EXHIBIT A

Barrington Bank & Trust Company, N.A.

Beverly Bank & Trust Company, N.A.
Crystal Lake Bank & Trust Company, N.A.
Hinsdale Bank & Trust Company, N.A.
Lake Forest Bank & Trust Company, N.A.
Libertyville Bank & Trust Company, N.A.
Northbrook Bank & Trust Company, N.A.
Old Plank Trail Community Bank, N.A.
St. Charles Bank & Trust Company, N.A.

Schaumburg Bank & Trust Company, N.A.
State Bank of the Lakes, N.A.
Town Bank, N.A.
Village Bank & Trust, N.A.
Wheaton Bank & Trust Company, N.A.

Wintrust Bank, N.A.

Chicago Deferred Exchange Company, LLC

Elektra Holding Company, LLC

First Insurance Funding of Canada

Great Lakes Advisors, LLC

The Chicago Trust Company

Tricom, Inc. of Milwaukee

WHAMCO Holding Company

Wintrust Asset Finance, LLC

Wintrust Investments, LLC